Exhibit 99.1

Nanometrics Incorporated 1550 Buckeye Drive Milpitas, CA 95035	Tel: 408.545.6000 Fax: 408.232.5910 www.nanometrics.com

News Release

Investor Relations Contact: Claire McAdams Headgate Partners LLC 530.274.0551 email: claire@headgatepartners.com	Company Contact: David Viera Nanometrics Incorporated 408.545.6000 email: dviera@nanometrics.com

Stephen Newberry Joins Nanometrics Board of Directors

MILPITAS, Calif., May 26, 2011 — Nanometrics Incorporated (Nasdaq: NANO), a leading supplier of advanced metrology systems to the semiconductor industry, today announced that Stephen G. Newberry, a veteran of the semiconductor capital equipment industry, has joined its Board of Directors.

“Steve has a track record of creating shareholder value and brings to Nanometrics his extensive experience driving operational excellence,” said Bruce C. Rhine, Chairman of the Board of Directors at Nanometrics. “He will be an important sounding board for our management team and contributor to our Board as we focus on growing the value of Nanometrics in the framework of excellent corporate governance.”

Mr. Newberry is the chief executive officer of Lam Research Corporation and currently serves as a director and vice chairman of Lam’s Board of Directors. He joined Lam in August 1997 as executive vice president and chief operating officer and was promoted to the role of chief executive officer in June 2005. Mr. Newberry also serves as a director of Semiconductor Equipment and Materials International (SEMI), the semiconductor industry’s trade association. In addition, Mr. Newberry serves as a member of the Haas Advisory Board, Haas School of Business, University of California at Berkeley and as a member of the Dean’s Advisory Council, University of California at Davis Graduate School of Management. Prior to joining Lam Research, Mr. Newberry was group vice president of global operations and planning at Applied Materials, Inc. He is a graduate of the U.S. Naval Academy and the Harvard Graduate School of Business.

About Nanometrics:

Nanometrics is a leading provider of advanced, high-performance process control metrology systems used primarily in the fabrication of semiconductors, high-brightness LEDs, data storage devices and solar photovoltaics. Nanometrics’ automated and integrated metrology systems measure critical dimensions, device structures, overlay registration, topography and various thin film properties, including film thickness as well as optical, electrical and material properties. The company’s process control solutions are deployed throughout the fabrication process, from front-end-of-line substrate manufacturing, to high-volume production of semiconductors and other devices, to advanced wafer-scale packaging applications. Nanometrics’ systems enable device manufacturers to improve yields, increase productivity and lower their manufacturing costs. The company maintains its headquarters in Milpitas, California, with sales and service offices worldwide. Nanometrics is traded on NASDAQ Select Global Market under the symbol NANO. Nanometrics’ website is http://www.nanometrics.com.

###